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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 15


         Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
          or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of The Securities Exchange Act of 1934


                        Commission File Number 33-95284
                                               --------


                               ZYCON CORPORATION
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             (Exact name of registrant as specified in its charter)


           445 El Camino Real, Santa Clara, CA 95050, (408) 241-9900
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, par value $.001
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            (Title of each class of securities covered by this Form)


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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [x]         Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6              [ ]
         Rule 12h-3(b)(1)(i)     [ ]


         Approximate number of holders of record as of the certification or notice date: 1
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         Pursuant to the requirements of the Securities Exchange Act of 1934
Zycon Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  January 14, 1997                  By:  /s/ Teresa V. Pahl
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                                                  TERESA V. PAHL, Esq.
                                                  Counsel for Zycon Corporation